This contract is a legal contract between you, as Owner, and us, Principal Mutual Life Insurance Company. Your contract is issued based on the information you provided and the initial Purchase Payment shown on the initial Data Page.

We will pay you the benefits of this contract in accordance with its provisions.

10-DAY EXAMINATION OFFER IT IS IMPORTANT TO US THAT YOU ARE SATISFIED WITH THIS CONTRACT. IF YOU ARE NOT SATISFIED, YOU MAY RETURN YOUR CONTRACT TO EITHER
YOUR AGENT OR OUR HOME OFFICE WITHIN 10 DAYS OF ITS RECEIPT AND YOUR
CONTRACT WILL BE CONSIDERED VOID FROM ITS INCEPTION.  WE WILL REFUND
YOUR PURCHASE PAYMENT IN STATES WHERE REQUIRED.  IN STATES
WHERE PERMITTED, WE WILL REFUND THE TOTAL ACCUMULATED
VALUE, WHICH MAY BE MORE OR LESS THAN YOUR
PURCHASE PAYMENT.  PLEASE READ YOUR
CONTRACT CAREFULLY SO YOU MAY
BETTER USE ITS MANY BENEFITS.

FLEXIBLE VARIABLE ANNUITY CONTRACT. Income payable starting on Retirement Date, or death benefit if Annuitant or Owner dies before Retirement Date. Benefits based on the performance of the Separate Account are variable and not guaranteed as to dollar amount. PARTICIPATING.

A mutual company serving contractowners and beneficiaries since 1879.

Signed for Principal Mutual Life Insurance Company at Des Moines, Iowa on the Contract Date.


OWNER             John Doe
JOINT OWNER       Jane Doe
ANNUITANT         John Do                  ISSUE AGE-SEX    35-Male
JOINT ANNUITANT   Jane                     ISSUE AGE-SEX    35-Female
CONTRACT NUMBER   Sample                   CONTRACT   Flexible Variable Annuity
CONTRACT DATE     January 1, 2000          RETIREMENT DATE January 1, 2035

                                      INDEX
Accumulated Value................. 6       Incontestability.................21
Age and Sex (Annuitant)...........21       Ownership........................21
Annual Fee........................11       Participating....................21
Annuitant ........................ 4       Purchase Payments ............... 5
Assignment .......................22       Retirement Date (Change) ........22
Beneficiary ......................14       Retirement Income ...............15
Benefit Options ..................15       Separate Account ................ 8
Contract .........................21       Separate Account Value .......... 7
Contract Benefits ................11       Surrender .......................12
Death Benefits ...................13       Surrender Charge ................12
Definitions ...................... 4       Termination .....................15
Fixed Account .................... 8       Transaction Fee .................11
Fixed Account Value .............. 6       Transfers ....................... 9

                  A copy of any application and additional
                   benefits  provided by rider follow the
                         last page of this contract.
-------------------------------------------------------------------------------

DATA PAGE

OWNER            John Doe
JOINT OWNER      Jane Doe
ANNUITANT        John Doe                 ISSUE AGE-SEX              35-Male
JOINT ANNUITANT  Jane Doe                 ISSUE AGE-SEX              35-Female
CONTRACT NUMBER  Sample                   CONTRACT  Flexible Variable Annuity
CONTRACT DATE    January 1, 2000          RETIREMENT DATE   January 1, 2035

FORM
NO.               CONTRACT AND RIDERS

SF324    Flexible Variable Annuity

SF321         Change of Annuitant Rider

SF313    Waiver of Surrender Charge Rider

SF326    TDA Rider

The initial Purchase Payment you paid is $2,500.00

The Fixed Account's initial Purchase Payment interest rate is 4.79%

Annual Fee:       Lesser of $30 or 2.00% of Accumulated Value

Transaction Fee:         $30.00

Daily Separate Account Administration Charge: $.000000000 (0.00% annually)

Daily Mortality and Expense Risks Charge: $.000034246 (1.25% annually)

CONTRACT LIMITS

         Minimum Transaction Amount:                    $  100.00

         Minimum Surrender Value:                       $5,000.00

         Minimum Transfer Value:                        $5,000.00

         Maximum Retirement Date:                   January 01, 2050

DATA PAGE


OWNER             John Doe
JOINT OWNER       Jane Doe
ANNUITANT         John Doe                   ISSUE AGE-SEX         35-Male
JOINT ANNUITANT   Jane Doe                   ISSUE AGE-SEX         35-Female
CONTRACT NUMBER   Sample                     CONTRACT Flexible Variable Annuity
CONTRACT DATE     January 1, 2000            RETIREMENT DATE  January 1, 2035


                                                                       INITIAL
                                                              PURCHASE PAYMENT
                                                        ALLOCATION PERCENTAGES

FIXED ACCOUNT                                                               10%

SEPARATE ACCOUNT DIVISIONS:                                                 10%
         Money Market
              Invested in Principal Money Market
              Fund, Inc.

         Government Securities                                              10%
              Invested in Principal Government Securities
              Fund, Inc.

         Bond                                                               30%
              Invested in Principal Bond Fund, Inc.

         Balanced                                                            0%
              Invested in Principal Balanced Fund, Inc.

         Capital Accumulation                                               10%
              Invested in Principal Capital Accumulation
              Fund, Inc.

         Growth                                                             10%
              Invested in Principal Growth Fund, Inc.

         World                                                              10%
              Invested in Principal World Fund, Inc.

         Emerging Growth                                                     10%
              Invested in Principal Emerging Growth
              Fund, Inc.

         Aggressive Growth                                                   0%
              Invested in Principal Aggressive Growth
              Fund, Inc.


SF 324

DATA PAGE
         Asset Allocation                                                    0%
              Invested in Principal Asset Allocation
              Fund, Inc.

TOTAL                                                                      100%


SF 324

DATA PAGE


OWNER             John Doe
JOINT OWNER       Jane Doe
ANNUITANT         John Doe                  ISSUE AGE-SEX         35-Male
JOINT ANNUITANT   Jane Doe                  ISSUE AGE-SEX         35-Female
CONTRACT NUMBER   Sample                    CONTRACT  Flexible Variable Annuity
CONTRACT DATE         January 1, 2000       RETIREMENT DATE  January 1, 2035


                           TABLE OF SURRENDER CHARGES


NUMBER OF COMPLETED CONTRACT YEARS                   SURRENDER CHARGE APPLIED TO
SINCE PURCHASE PAYMENT WAS MADE                       ALL PURCHASE PAYMENTS MADE
                                                           IN THAT CONTRACT YEAR

            0 (Year of Purchase Payment)                           6
            1                                                      6%
            2                                                      6%
            3                                                      5%
            4                                                      4%
            5                                                      3%
            6                                                      2%
            7 and later                                            0%


SF 324

DEFINITIONS


ACCUMULATED VALUE--means the value described in the Accumulated Value provision of this contract.

ANNIVERSARY--means the same date and month of each year following the Contract Date shown on the current Data Page.

ANNUAL FEE--means the fee described in the Annual Fee provision of this contract.

ANNUITANT--means the person, including any Joint Annuitant, on whose life the benefit payments are based. This person may or may not be the Owner.

BENEFIT OPTION--means the options described in the Benefit Options section of this contract.

CONTRACT DATE--means the date shown on the current Data Page.

CONTRACT YEAR--means the one year period beginning on the Contract Date and ending one day before the Anniversary, and any subsequent one year period beginning on an Anniversary.

         EXAMPLE: If the Contract Date is June 5, 2000, the first Contract Year ends on June 4, 2001, and the first Anniversary falls on June 5, 2001. The second Contract Year ends on June 4, 2002, and the second Anniversary falls on June 5, 2002, etc.

DIVISION--means a part of the Separate Account to which Purchase Payments may be allocated or amounts transferred.

FIXED ACCOUNT--means an account to which Purchase Payments may be allocated or amounts transferred, which earns guaranteed interest.

FIXED ACCOUNT VALUE--means the amount described in the Fixed Account Value provision of this contract.

JOINT ANNUITANT--means an additional Annuitant. The Joint Annuitants must be husband and wife, and must be named as Owner and Joint Owner. In this contract, any reference to the Annuitant's death means the death of the last surviving Annuitant.

JOINT OWNER--means an Owner who has an undivided interest with the right of survivorship in this contract with another Owner. The Joint Owners must be husband and wife, and must be named as Annuitant and Joint Annuitant. In this contract, any reference to the Owner's death means the death of the last surviving Owner.

MUTUAL FUND--means a registered open-end investment company in which a Division invests.

NET INVESTMENT FACTOR--means the investment performance measure described in the Net Investment Factor provision of this contract.

NOTICE--means any form of communication providing the information we need, either in writing or another manner that we approve in advance and receive in our home office.

SF 324

OWNER--means the person, including any Joint Owner, who owns all rights and privileges of this contract. If the Owner is not a natural person, the Owner must be an entity with its own taxpayer identification number.

PURCHASE   PAYMENT--means   any  amount  you  pay  us  under  this  contract  as
consideration for the benefits it provides, reduced by the amount we may deduct to pay any required premium taxes.

RETIREMENT DATE--means the date your Accumulated Value is applied under a Benefit Option to make retirement income payments.

SEPARATE ACCOUNT--means Principal Mutual Life Insurance Company Separate Account B, a registered unit investment trust with Divisions and segregated assets, to which Purchase Payments may be allocated under this contract and others we issue.

SEPARATE ACCOUNT VALUE--means the amount described in the Separate Account Value provision of this contract.

SURRENDER CHARGE--means the charge described in the Surrender Charge sub-provision of this contract.

TRANSACTION FEE--means the fee described in the Transaction Fee provision of this contract.

UNIT--means the accounting measure used to calculate the Separate Account Value.

VALUATION DATE--means the date the net asset value of a Mutual Fund is determined.

VALUATION PERIOD--means the period between when the net asset value of a Mutual Fund is determined on one Valuation Date and when such value is determined on the next following Valuation Date.

WE, OUR, US--means Principal Mutual Life Insurance Company.

YOU, YOUR--means the Owner of this contract, including any Joint Owner.

PURCHASE PAYMENTS

The initial Purchase Payment is due on the Contract Date and is shown on the initial Data Page. Subsequent Purchase Payments must be sent to the home office address we provide to you either with your annual report or in another manner. You may make Purchase Payments at any time and in any amount while the contract is in force and before you choose a Benefit Option, subject to the following conditions.
PURCHASE PAYMENT LIMITS

The total Purchase Payments you make during the lifetime of this contract may not exceed $1,000,000, except with our prior approval.

Each Purchase Payment must equal or exceed the Minimum Transaction Amount shown on the current Data Page. We reserve the right to change this amount but it will never exceed $1,000.

PURCHASE PAYMENT ALLOCATIONS

You may allocate Purchase Payments as additions to the Fixed Account and/or any of the Separate Account Divisions shown on the current Data Page. However, allocations to the Fixed Account are not allowed if the Fixed Account Value immediately after the allocation exceeds $1,000,000, except with our prior approval. Also, we reserve the right to allocate the initial Purchase Payment entirely to the Money Market Division for the first 15 days after the Contract Date.

Allocations to the Fixed Account and/or each of the Separate Account Divisions must be made as a percentage of each Purchase Payment. Percentages may be either zero or any whole number and must total 100%. You may specify these allocations with each Purchase Payment by providing us Notice. Otherwise, we will allocate each Purchase Payment in the same way you allocated the initial Purchase Payment (as shown on the initial Data Page) unless you change this default allocation. You may change this default allocation at any time by providing us Notice.

PREMIUM TAXES

We reserve the right to deduct amounts to cover any premium taxes required by TAXES state or local law, when applicable. Any such deduction will be made from either a Purchase Payment when received, or the Accumulated Value when surrendered (in whole or part) or applied under a Benefit Option.

                           CONTRACT VALUES

The values and benefits are equal to or greater than those required by any applicable law. We will inform you of their amount on request.

ACCUMULATED VALUE

Your contract values are calculated based on your Accumulated Value as stated below.

Your Accumulated Value at any time is equal to:

      1. Your Fixed Account Value;

PLUS

      2. Your Separate Account Value.

FIXED ACCOUNT VALUE

Your Fixed Account Value at any time is equal to:

      1. Purchase Payments you allocate to the Fixed Account;

PLUS

      2. Any transfers to the Fixed Account from your interest in a Separate Account Division;

PLUS

      3. Interest credited;

SF 324

MINUS

      4. Any transfers to your
         interest in a Separate
         Account Division;

MINUS

      5. Any amounts from the Fixed Account that you received due to partial surrenders;

MINUS

      6. Any Surrender Charges deducted from the Fixed Account due to partial surrenders;

MINUS

      7. Any Transaction Fees and/or Annual Fees deducted from the Fixed
         Account.

SEPARATE ACCOUNT VALUE

Your Separate Account Value at any time is equal to the sum of the values of your interests in all of the Separate Account Divisions. The value of your interest in each Separate Account Division at any time is equal to:

      1. The number of Units credited due to Purchase Payments you allocate to your interest in the Separate Account Division;

PLUS

      2. The number of Units credited due to any transfers from the Fixed Account or your interest in another Separate Account Division;

MINUS

      3. The number of Units cancelled due to any transfers to the Fixed Account or your interest in another Separate Account Division;

MINUS

      4. The number of Units cancelled due to any partial surrenders you made from your interest in the Separate Account Division;

MINUS

      5. The number of Units cancelled due to any Surrender Charges collected from your interest in the Separate Account Division due to partial Surrenders;

MINUS

      6. The number of Units cancelled due to any Transaction Fees and/or Annual Fees deducted from your interest in the Separate Account Division.

         This total number of Units is then:

MULTIPLIED BY

      7. The Unit value of the Separate Account Division at the time of valuation.

SF 324

SF 324

FIXED ACCOUNT

GUARANTEED INTEREST RATES

Your Fixed Account Value will earn interest at a guaranteed interest rate. In no event will the guaranteed interest rate be less than 3% compounded annually.

INTEREST CREDITING METHOD

Each Purchase Payment allocated or amount transferred to the Fixed Account earns interest at the guaranteed rate in effect on the date it is received or transferred. This rate applies to each Purchase Payment or amount transferred until the end of the Contract Year. The interest rate applicable during the first Contract Year to any initial Purchase Payment allocated to the Fixed Account is shown on the initial Data Page.

Each Anniversary we will declare a renewal interest rate that is guaranteed and applies to the Fixed Account Value in existence at that time. This rate applies until the end of the Contract Year.

Interest is earned daily and will be compounded annually at the end of each Contract Year.

SEPARATE ACCOUNT

SEPARATE ACCOUNT ASSETS

Our Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940 (as amended). Assets we put into our Separate Account to support this contract are not part of our general account. Income, gains and losses of our Separate Account, whether or not realized, are credited to or charged against our Separate Account assets, without regard to our other income, gains or losses. The assets of the Separate Account will be available to cover the liabilities of our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the contracts supported by the Separate Account.

SEPARATE ACCOUNT DIVISIONS

Our Separate Account is comprised of the Divisions shown on the current Data Page. Each Division invests in a Mutual Fund with a different investment objective. Income, gains and losses, whether or not realized, from each Division's assets are credited to or charged against that Division without regard to income, gains or losses of other Divisions or our other income, gains or losses.

We reserve the right to add other Divisions, eliminate or combine existing Divisions, or transfer assets in one Division to another. If shares of a Mutual Fund are no longer available for investment, or in our judgment investment in a Mutual Fund becomes inappropriate considering the purposes of the Separate Account, we may eliminate the shares of a Mutual Fund and substitute shares of another. Substitution may be made with respect to both existing investments and the investment of future Purchase Payments. However, no such changes will be made without notifying you and getting any required approval from the appropriate state and/or federal regulatory authorities.

UNITS AND UNIT VALUE

Purchase Payments allocated or amounts transferred to a Separate Account Division are credited as Units by dividing the amount by the Division's Unit value for the Valuation Period during which the amount is allocated or transferred. Units are cancelled when amounts are surrendered or transferred from a Division.

The Unit value for each Division was arbitrarily set at $10 as of the date the Division first purchased Mutual Fund shares. Thereafter, the Unit value on any Valuation Date is calculated by multiplying the Unit value on the previous Valuation Date by that Division's Net Investment Factor for the current Valuation Period. The number of Units will not change due to a subsequent change in Unit value. The Unit value for any Valuation Period is the Unit value determined as of the end of the Valuation Period.

NET INVESTMENT FACTOR

The Net Investment Factor measures Investment performance of each Division and is used to determine changes in Unit value from one Valuation Period to the next. The Net Investment Factor for a Valuation Period is equal to:

      1. The quotient obtained by dividing:

         a. The net asset value of a share of the Division's underlying Mutual Fund shown on the current Data Page as of the end of such Valuation Period, plus the per share amount of any dividend or other distribution made by such Mutual Fund during such Valuation Period, by

         b. The net asset value of a share of such Mutual Fund as of the end of the immediately preceding Valuation Period;

MINUS

      2. An administration fee equal to the number of days within such Valuation Period times the Daily Separate Account Administration Charge shown on the current Data Page. We reserve the right to change the Daily Separate Account Administration Charge but it will never exceed 0.15% annually;

MINUS

      3. A mortality and expense risks charge equal to the number of days within such Valuation Period times the Daily Mortality and Expense Risks Charge shown on the current Data Page. We reserve the right to change the Daily Mortality and Expense Risks Charge but it will never exceed 1.25% annually.

We reserve the right to adjust the above formula to provide for any taxes attributable to the operations of this contract or the Separate Account. The Daily Separate Account Administration Charge and Daily Mortality and Expense Risks Charge will be accrued daily and will be deducted from the Separate Account at our discretion.

TRANSFERS AND FEES

TRANSFERS ALLOWED

You may transfer amounts between the Fixed Account and the Separate Account Divisions prior to the Retirement Date and as provided below. To request a transfer, you must provide us Notice. We reserve the right to not accept transfer instructions from someone providing them for multiple contracts.

TRANSFERS FROM FIXED ACCOUNT

You may transfer amounts from the Fixed Account to a Separate Account Division by making either a scheduled or unscheduled Fixed Account transfer, subject to the following conditions.

You must provide us Notice within 30 days following either the Contract Date or any Anniversary.

Either unscheduled Fixed Account transfers or scheduled Fixed Account transfers (not both) may occur during the same Contract Year.

SF 324

UNSCHEDULED FIXED ACCOUNT TRANSFERS--You may make one unscheduled transfer from the Fixed Account each Contract Year, as follows:

      1. The transfer will occur within 1 business day of the date we receive your Notice; and

      2. You must specify the dollar amount or percentage to be transferred, and the resulting amount must not exceed 25% of your Fixed Account Value as of the later of the Contract Date or the last Anniversary. However, you may transfer up to 100% of your Fixed Account Value within 30 days after the first and following Anniversaries if:

         a.   Your Fixed Account Value is less than $1,000; or

         b. The renewal interest rate declared for your Fixed Account Value for the current Contract Year is more than 1 percentage point lower than an average of your total Fixed Account earnings for the preceding Contract Year (in that event, we will notify you).

SCHEDULED FIXED ACCOUNT TRANSFERS--You may make scheduled transfers on a monthly basis from the Fixed Account, as follows:

      1. The transfer will occur on a date you specify in your Notice (other than the 29th, 30th or 31st of any month);

      2. Your Fixed Account Value must equal or exceed the Minimum Transfer Value shown on the current Data Page. We reserve the right to change this amount but it will never exceed $10,000;

      3. The monthly amount transferred must equal 2% of your Fixed Account Value as of the later of the Contract Date or the last Anniversary;

      4. The transfers will continue until your Fixed Account Value is exhausted or we receive Notice to stop them; and

      5. If you stop the transfers, you may not start them again without our prior approval.

TRANSFERS FROM SEPARATE ACCOUNT DIVISIONS

You may transfer amounts from a Separate Account Division to either the Fixed Account or another Separate Account Division by making either a scheduled or unscheduled Separate Account Division transfer, subject to the following conditions.

Transfers to the Fixed Account are allowed only if:

      1. You have not transferred any amount from the Fixed Account for at least 6 months; and

      2. Your Fixed Account Value immediately after the transfer does not exceed $1,000,000, except with our prior approval.

UNSCHEDULED SEPARATE ACCOUNT DIVISION TRANSFERS--You may make unscheduled transfers from a Separate Account Division, as follows:

      1. The transfer will occur within 1 business day of the date we receive your Notice; and

      2. You must specify the dollar amount or percentage to transfer from each Separate Account Division, and the resulting amount must equal or exceed the lesser of the value of your interest in the Separate Account Division or the Minimum Transaction Amount shown on the current Data Page.

SCHEDULED SEPARATE ACCOUNT DIVISION TRANSFERS--You may make scheduled transfers from a Separate Account Division, as follows:

      1. The transfers will occur on a date you specify in your Notice (other than the 29th, 30th or 31st of any month);

      2. You must specify how often the transfers will occur (annually, semi-annually, quarterly or monthly);

      3. You must specify the dollar amount to transfer from each Separate Account Division, and that amount must equal or exceed the lesser of the value of your interest in the Separate Account Division or the Minimum Transaction Amount shown on the current Data Page;

      4. The value of each Separate Account Division from which transfers are made must equal or exceed the Minimum Transfer Value shown on the current Data Page;

      5. The transfers will continue until your interest in the Division is exhausted or we receive Notice to stop them; and

      6. We reserve the right to limit the number of Separate Account Divisions from which transfers will be made at the same time. In no event will it ever be less than 2.

ANNUAL FEE

The Annual Fee is shown on the current Data Page. The Annual Fee will be reduced, as necessary, so that it never decreases the guaranteed minimum 3% annual interest earnings of any amount in the Fixed Account.

The Annual Fee will be deducted on the last day of each Contract Year prior to the Retirement Date. If you surrender this contract in full, the Annual Fee will be deducted at that time. The Annual Fee will be deducted from either your Fixed Account Value or your interest in a Separate Account Division, whichever of them has the largest value on the date it is to be deducted.

TRANSACTION FEE

The Transaction Fee is shown on the current Data Page. It will be deducted for each unscheduled partial surrender after the first unscheduled partial surrender in each Contract Year. Also, we reserve the right to charge the Transaction Fee for each unscheduled Separate Account Division transfer after the twelfth such transfer in each Contract Year.

The Transaction Fee will be deducted from your Fixed Account Value and/or the value of your interest in a Separate Account Division from which the amount is surrendered or transferred, on a pro rata basis.

CONTRACT BENEFITS

You may surrender this contract, receive retirement income payments or a death benefit will be paid, as provided below.

SF 324

We will pay any Separate Account Division surrenders within 7 days after we receive Notice. We will pay any death benefit within 7 days after we receive Notice (including proof) of the Owner's or Annuitant's death. However, we reserve the right to defer surrender or death benefit payments as permitted by the Investment Act of 1940 or other laws in effect at the time payments are to be made. We reserve the right to delay payment of the Fixed Account Value for up to six months after you provide us Notice of a surrender. Also, we reserve the right to require that you send us this contract so we can record any changes.

SURRENDER

You may surrender this contract on or before the Retirement Date. You may make a full or partial surrender of this contract and receive all or a portion of its Accumulated Value minus any applicable Surrender Charges, Transaction Fees or Annual Fees.

To request a surrender, you must provide us Notice. For a partial surrender, you must specify the dollar amount to surrender. The amount will be deducted from your Fixed Account Value and/or your interest in a Separate Account Division according to surrender allocation percentages you provide us. Percentages may be either zero or any whole number and must total 100%.

You may specify surrender allocation percentages with each surrender request by providing us Notice. Otherwise, we will use the default percentages you provide. You may change default percentages at any time by providing us Notice.

UNSCHEDULED PARTIAL SURRENDERS--You may make unscheduled partial surrenders, as follows:

      1. Each unscheduled partial surrender must equal or exceed the Minimum Transaction Amount shown on the current Data Page; and

      2. The Accumulated Value after an unscheduled partial surrender must equal or exceed the Minimum Surrender Value shown on the current Data Page. We reserve the right to change this amount but it will never exceed $10,000.

SCHEDULED PARTIAL SURRENDERS--You may make scheduled Partial surrenders, as follows:

      1. The surrenders will occur on a date you specify in your Notice (other than the 29th, 30th or 31st of any month);

      2. You must specify how often scheduled partial surrenders will occur (annually, semi-annually, quarterly or monthly);

      3. Your Accumulated Value must equal or exceed the Minimum Surrender Value shown on the current Data Page; and

      4. The surrenders will continue until the Accumulated Value is exhausted or we receive Notice to stop them.

SURRENDER CHARGE--A Surrender Charge, as determined below, may be deducted if you request a full or partial surrender on or prior to the Retirement Date. For a full surrender, any Surrender Charge will be deducted from your Accumulated Value.

For a partial surrender, any Surrender Charge will be deducted from your Fixed Account Value and/or the value of your interest in a Separate Account Division from which the amount is surrendered, on a pro rata basis.

The amount of the Surrender Charge is calculated as a percentage of the Purchase Payments surrendered. The Table of Surrender Charges shown on the current Data Page indicates the appropriate percentage, if any, to be applied to the sum of the Purchase Payments made during each of the Contract Years noted in the Table. This percentage is based on the number of completed Contract Years between the Contract Year of the Purchase Payment and the Contract Year of surrender. The Surrender Charge is equal to the total of the sums determined for each Contract Year shown in the Table during which Purchase Payments were made, considering the Free Surrender Privilege sub-provision.

For purposes of calculating any Surrender Charge, amounts are considered as surrendered in the following order:

      1. Purchase Payments made in Contract Years that are no longer subject to a Surrender Charge;

      2. Amounts described in the Free Surrender Privilege sub-provision, first from this contract's earnings, then from the least recent Purchase Payments (first-in, first-out); and

      3. Purchase Payments made in Contract Years that are still subject to a Surrender Charge, first-in, first-out.

We reserve the right to reduce Surrender Charges for any amounts surrendered from this contract that are attributable to a conversion from existing products issued by Principal Mutual Life Insurance Company and its subsidiaries and as otherwise permitted by the Investment Company Act of 1940 (as amended).

FREE SURRENDER PRIVILEGE--No Surrender Charge applies to surrenders, each Contract Year, totalling an amount equal to the greater of:

      1. This contract's earnings (your Accumulated Value minus unsurrendered Purchase Payments, as of the surrender date); or

      2. 10% of the Purchase Payments made in Contract Years that are still subject to a Surrender Charge, decreased by any partial surrenders made since the last Anniversary.

DEATH BENEFIT

If you or the Annuitant dies prior to the Retirement Date, we will pay a death benefit. No death benefit is payable under this provision after the Retirement Date. No Surrender Charge applies when we pay a death benefit.

The amount of the death benefit equals the greater of:

     1. Your Accumulated Value on the date we receive Notice (including proof) of death:

     2. The total Purchase Payments minus any partial surrenders as of the date we receive Notice (including proof) of death; or

     3. The death benefit that was in effect on any prior Anniversary that is divisible equally by 7, plus any Purchase Payments and minus any partial surrenders made after that Anniversary.

If benefit instructions are in effect, the death benefit will be paid according to those instructions.

If the Annuitant dies before you, we will pay the death benefit to the Annuitant's beneficiary. If no benefit instructions are in effect, the
Annuitant's beneficiary may choose to apply any unpaid death benefit under a Benefit Option.

If you die before the Annuitant and your beneficiary is your spouse, we will continue the contract with your surviving spouse as the new Owner or your surviving spouse may choose to:

      1. Apply the death benefit under a Benefit Option; or

      2. Receive the death benefit as a single payment.

Any choice in 1 or 2 above must be made within 60 days after your death.

If your beneficiary is a natural person, but not your surviving spouse, the death benefit may be paid as:

     1. Fixed income under Benefit Option C for a period of years that does not exceed the life expectancy of the beneficiary;

     2. Life income under Benefit Option D with no minimum guaranteed period or a minimum guaranteed period that does not exceed the life expectancy of the beneficiary; or

     3.   An individual arrangement approved by us under Benefit Option A.

If your beneficiary is not a natural person, the death benefit must be paid out within 5 years of your death.

We will pay interest on the death benefit from the date we receive Notice (including proof) of death until date of payment or until the death benefit is applied under a Benefit Option. We will pay interest at a rate equal to or greater than 3%.

Life expectancy is based on the appropriate life expectancy tables published by the United States Treasury Department, as amended.

BENEFIT INSTRUCTIONS--While the Annuitant is alive and before the Retirement Date, you may file benefit instructions for the payment of the death benefit under a Benefit Option. Such benefit instructions, or a change of benefit instructions, must be in a written Notice. A change of beneficiary will revoke any prior benefit instructions.

BENEFICIARY--The beneficiary is the person or persons you name in the application to receive benefits payable upon the Annuitant's or your death. You may change your beneficiary designation at any time. You may also change the Annuitant's beneficiary while the Annuitant is alive. Your request must be in writing. No change is effective without our prior approval. Once approved, the change is effective as of the date you signed the request.

BENEFICIARY IF YOU ARE THE ANNUITANT--If you are the Annuitant or Joint Annuitant, we will pay any death benefits to your beneficiary.

If any beneficiary dies before you, upon your death we will make an equal distribution of that beneficiary's portion of the death benefit to your surviving beneficiaries unless we have approved other written instructions from you. If none of your beneficiaries survives you, we will pay the death benefit to your estate in one sum.

BENEFICIARY IF YOU ARE NOT THE ANNUITANT--If you are not the Annuitant, two beneficiary designations are possible: your's and the Annuitant's. Unless you provide otherwise in a written beneficiary designation that we approve, your beneficiary is the Annuitant. The Annuitant's beneficiary receives any benefits payable upon the death of the Annuitant.

If any Annuitant's beneficiary dies before the Annuitant, upon the death of the Annuitant, we will make an equal distribution of that beneficiary's portion of the death benefit to any surviving beneficiaries of the Annuitant unless we have approved other written instructions from you. If no beneficiary of the Annuitant survives, we will pay the death benefit to you or your estate in one sum.

SIMULTANEOUS DEATH--If you and the Annuitant die and there is not sufficient evidence that the deaths occurred other than at the same time, the death benefit will be paid as if the Annuitant outlived you.

RETIREMENT INCOME

On the Retirement Date we will apply your Accumulated Value under a Benefit Option and make retirement income payments to you if the Annuitant is living and the contract is in force on that date. No Surrender Charge will be deducted from your Accumulated Value when it is applied under a Benefit Option.

If you do not choose a different Benefit Option, we will apply your Accumulated Value under Benefit Option D (Life Income with a 10 year guarantee), or Benefit Option E (Joint and 100% Survivor Life Income with a 10 year guarantee) with Joint Annuitants, to determine the retirement income benefit.

                       TERMINATION

CONTRACT TERMINATION

This contract will continue until one of the following events occurs:

      1. Your Accumulated Value is applied under a Benefit Option;

      2. You surrender your contract in full;

      3. The Annuitant's death occurs; or

      4. Your death occurs (unless your spouse elects to continue the contract pursuant to the Death Benefit provision).

We reserve the right to terminate this contract by paying you the Accumulated Value, in one sum, if you pay no Purchase Payments for two or more consecutive Contract Years and both of the following are less than $2,000:

     1. Your total Purchase Payments for this policy, less any partial surrenders and Surrender Charges; and

     2.   Your Accumulated Value.

We will notify you and give you 60 days to increase the Accumulated Value to $2,000 before we exercise this right.

BENEFIT OPTIONS

You may choose to use one of the following Benefit Options, or any other Benefit Option we make available, on the Retirement Date. The tables shown illustrate guaranteed minimum benefits. The benefits you receive may be greater.

Option A. SPECIAL BENEFIT ARRANGEMENT--You may arrange an individually designed Benefit Option with our approval. Any arrangement that will not qualify this contract as an annuity under the United States Internal Revenue Code, as amended, will not be permitted.

Option C. FIXED INCOME--We will pay an income of a fixed amount or an income for a fixed period of at least 5 years but not exceeding 30 years. Refer to Option C tables to determine the minimum number of fixed amount payments or the minimum amount of each fixed period payment. On request, we will furnish benefit information not shown in the tables. If you die after annuity payments begin, the remaining payments will be paid to the beneficiary named under your Benefit Option.

Option D. LIFE INCOME--We will pay an income during a person's lifetime. A minimum guaranteed period may be used, as shown in the Option D table. Payments will be in an amount we determine, but not less than shown in the table. If you die after annuity payments begin and before the end of the minimum guaranteed period (if applicable), the remaining payments will be paid to the beneficiary named under your Benefit Option.

Option E. JOINT AND SURVIVOR LIFE INCOME--We will pay an income during the lifetime of two persons, and continuing until the death of the survivor. This option includes a minimum guaranteed period of 10 years. Payments will be in an amount we determine, but not less than shown in the Option E table. On request, we will furnish minimum income information for age combinations not shown in the table. If both persons die before the end of the minimum guaranteed period, the remaining payments will be paid to the beneficiary named under your Benefit Option.

Option F. JOINT AND TWO-THIRDS SURVIVOR LIFE INCOME--We will pay an income during the lifetime of two persons, and two-thirds of the original amount during the remaining lifetime of the survivor. Payments during the time both persons are alive will be in an amount we determine (the "original amount"), but not less than shown in the Option F table. On request, we will furnish minimum income information for age combinations not shown in the table. If one of the persons dies after annuity payments begin, we will continue to pay two-thirds of the original amount to the survivor until that person's death.

OPTION C TABLES



Minimum Monthly Joint and Survivor Life Income for Each $1,000 Applied. First Payment on Effective Date of Supplementary Contract.


Amount                  No. of                No. of                      No. of
Applied     Income      Pymts*      Income    Pymts*        Income        Pymts*
$10,000      $50         274        $100      114           $175            61
 25,000      150         214         250      114            400            67
 50,000      250         274         500      114            750            72
 100,0       450         321       1,000      114          1,500            72

*Minimum number of months for which full monthly income will be paid. There may be part of a payment made one month after the last one. This partial payment will be the balance, if any, of the amount applied less the payments, all accumulated at interest.


Minimum Monthly Income To Be Paid for Number Of Years. First Payment on Effective Date of Supplementary Contract.

     Amount                             Number of Years
     Applied
                    5          10       15           20        25          30
   10,000       179.10       96.10      68.70       55.10     47.10        41.80
   25,000       447.75      240.25     171.75      137.75     117.75      104.50
   50,000       895.50      480.50     343.50      275.50     235.50      209.00
  100,000     1,791.00      961.00     687.00      551.00     471.00      418.00
                               0

                             BENEFIT OPTIONS

You may choose to use one of the following Benefit Options, or any other Benefit Option we make available, on the Retirement Date. The tables shown illustrate guaranteed minimum benefits. The benefits you receive may be greater.

Option A. SPECIAL BENEFIT ARRANGEMENT -- You may arrange an individually designed Benefit Option with our approval. Any arrangement that will not qualify this contract as an annuity under the United States Revenue Code, as amended, will not be permitted.

Option C. FIXED INCOME -- We will pay an income of a fixed amount or an income for a fixed period of at least 5 years but not exceeding 30 years. Refer to option C tables to determine the minimum number of fixed amount payments or the
minimum amount of each fixed period payment.   On request, we will furnish
benefit information not shown in the tables. If you die after annuity payments begin, the remaining payments will be paid to the beneficiary names under your Benefit Option.

Option D. LIFE INCOME -- We will pay an income during a person's lifetime. A minimum guaranteed period may be used, as shown in the Option D table. Payments will be in an amount we determine, but not less than shown in the table. If you die after annuity payments begin and before the end of the minimum guaranteed period (if applicable), the remaining payments will be paid to the beneficiary named under your Benefit Option.

Option E. JOINT AND SURVIVOR LIFE INCOME -- We will pay an income during the lifetime of two person, and continuing until the death of the survivor. This option includes a minimum guaranteed period of 10 years. Payments will be in an amount we determine, but not less than shown in the Option E table. On request, we will furnish minimum income information for age combinations not shown in the table. If both persons die before the end of the minimum guaranteed period, the remaining payments will be paid to the beneficiary named under your Benefit Option.

Option F. JOINT AND TWO-THIRDS SURVIVOR LIFE INCOME -- We will pay an income during the lifetime of two persons, and two-thirds of the original amount during the remaining lifetime of the survivor. Payments during the time both persons are alive will be in an amount we determine (the "original amount"), but not less than shown in the Option F table. On request, we will furnish minimum income information for age combinations not shown in the table. If one of the persons dies after annuity payments begin, we will continue to pay two-thirds of the original amount to the survivor until that person's death.

OPTION D TABLES

Minimum Monthly Life Income for Each $1,000 Applied. First Payment on Effective Date of Supplementary Contract.


    Age                          Minimum Guaranteed Period
Last Birthday
 Male Payee
                                                                 Inst.*
              None      5 Yrs.    10 Yrs.   15 Yrs.   20 Yrs.     Rfd.
     55       4.45       4.44     4.40      4.33      4.23       4.24
     56       4.54       4.53     4.48      4.41      4.29       4.31
     57       4.64       4.62     4.57      4.48      4.35       4.38
     58       4.74       4.72     4.66      4.56      4.42       4.46
     59       4.84       4.82     4.76      4.65      4.48       4.54

     60       4.96       4.94     4.87      4.74      4.55       4.63
     61       5.08       5.06     4.97      4.83      4.61       4.72
     62       5.21       5.18     5.09      4.92      4.68       4.82
     63       5.35       5.32     5.21      5.01      4.75       4.92
     64       5.50       5.46     5.33      5.11      4.81       5.02

     65       5.66       5.62     5.47      5.21      4.87       5.13
     66       5.83       5.78     5.60      5.31      4.94       5.25
     67       6.01       5.95     5.75      5.41      4.99       5.37
     68       6.21       6.13     5.89      5.52      5.05       5.50
     69       6.42       6.33     6.05      5.62      5.11       5.64

     70       6.64       6.53     6.21      5.72      5.16       5.78
     71       6.87       6.74     6.37      5.82      5.20       5.93
     72       7.12       6.97     6.54      5.91      5.25       6.09
     73       7.39       7.21     6.71      6.01      5.29       6.25
     74       7.67       7.46     6.88      6.10      5.32       6.42

     75       7.98       7.73     7.05      6.18      5.35       6.60

*Income payments continue until the total received equals the amount applied under the option.

OPTION D TABLES

Minimum Monthly Life Income for Each $1,000 Applied. First Payment on Effective Date of Supplementary Contract.


      Age                       Minimum Guaranteed Period
 Last Birthday
 Female Payee
                                                                 Inst.*
             None       5 Yrs.    10 Yrs.    15 Yrs.   20 Yrs.    Rfd.
     55      4.05       4.05      4.03       4.00      3.95      3.94
     56      4.12       4.12      4.10       4.06      4.01      4.00
     57      4.20       4.19      4.17       4.13      4.07      4.06
     58      4.28       4.27      4.25       4.20      4.13      4.13
     59      4.36       4.35      4.33       4.28      4.20      4.20

     60      4.45       4.44      4.41       4.35      4.26      4.27
     61      4.55       4.54      4.50       4.43      4.33      4.35
     62      4.65       4.64      4.60       4.52      4.40      4.43
     63      4.76       4.74      4.70       4.61      4.47      4.52
     64      4.87       4.86      4.80       4.70      4.54      4.61

     65      5.00       4.98      4.91       4.80      4.61      4.70
     66      5.13       5.11      5.03       4.89      4.69      4.81
     67      5.27       5.24      5.16       5.00      4.76      4.91
     68      5.42       5.39      5.29       5.10      4.83      5.02
     69      5.58       5.55      5.43       5.21      4.90      5.14

     70      5.76       5.71      5.57       5.32      4.97      5.27
     71      5.94       5.89      5.73       5.43      5.03      5.40
     72      6.15       6.09      5.89       5.55      5.09      5.54
     73      6.37       6.30      6.06       5.66      5.15      5.69
     74      6.60       6.52      6.24       5.77      5.20      5.85

     75      6.86       6.75      6.42       5.88      5.25      6.02

*Income payments continue until the total received equals the amount applied under the option.

OPTION E TABLE


Minimum Monthly Joint and Survivor Life Income for Each $1,000 Applied. First Payment on Effective Date of Supplementary Contract.


Age Last Birthday               Age Last Birthday of Female Payee
 of Male Payee
                  55           60             62            65             70
      60         3.82         4.04           4.12          4.25           4.45
      62         3.85         4.09           4.19          4.33           4.57
      65         3.90         4.16           4.28          4.45           4.74
      70         3.95         4.26           4.40          4.62           5.01
      75         3.99         4.33           4.48          4.75           5.24


OPTION F TABLE


Minimum Monthly Joint and Two-Thirds Survivor Life Income for Each $1,000 Applied. First Payment on Effective Date of Supplementary Contract.


Age Last Birthday                Age Last Birthday of Female Payee
 of Male Payee
                   55            60            62            65             70
      60          4.22          4.45          4.55          4.71           5.00
      62          4.30          4.54          4.65          4.82           5.14
      65          4.41          4.68          4.80          4.99           5.35
      70          4.61          4.92          5.06          5.29           5.74
      75          4.82          5.17          5.33          5.60           6.14

INTEREST

Interest on amounts applied under a Benefit Option is at a rate we set, but never less than 3% a year. All values in the tables shown are based on the 1983 Table A with 3% interest compounded annually. The benefit you receive may be greater.

CONDITIONS

When a Benefit Option is chosen, the following conditions will apply:

     1. This contract must be exchanged for a supplementary contract providing the Benefit Option you choose:

     2. No changes may be made as to the Benefit Option once the supplementary contract is issued;

     3. Until proceeds are applied under a Benefit Option, any death benefit will be held in a new account at an interest rate determined by us which will not be less than 3% per year;

     4. We reserve the right to pay the Accumulated Value in a single sum if it does not exceed $5,000, or if the amount to be applied under a Benefit Option would result in periodic payments that do not exceed other minimum requirements that are in effect at that time for Annuitants in the same class;

     5. Benefit Options are restricted if the recipient of benefits is not a natural person;

     6. One of the natural persons on whose life payment under Options D, E, and F and based must be the Annuitant or a beneficiary. The size of payments depends on the age and sex of the person or persons on whose life payments are based, determined as of the date this contract is exchanged for a supplementary contract. We reserve the right to require evidence of age, sex, and continuing survival; and

     7. At the time payments begin, any benefits will be at least that which would be provided by any single premium immediate annuity contract then being offered by us for the same class of Annuitants.

                            GENERAL INFORMATION

THE CONTRACT

This contract, any attached application, or amendments to it, any attached riders or endorsements, and the current Data Pages make up the entire contract. Any statements made in an application will be considered representations and not warranties.

ALTERATIONS

This contract may be altered by mutual agreement unless otherwise provided. Only our corporate officers may agree to modify or waive anything provided. Only our corporate officers may agree to modify or waive anything in or approve amendments to your contract. Any alterations must be in writing and signed by one of our corporate officers. No one else, including the agent, may change this contract or waive any provisions.

INCONTESTABILITY

This contract will be incontestable after is has been in force for 2 years from the Contract Date. The time limit in this Incontestability provision does not apply to fraud.

AGE AND SEX

If the Annuitant's age or sex is not correctly shown on the current Data Page, we will adjust the monthly income payable under your contract. The age shown should be the Annuitant's age on the Contract Date. Any adjustment will be based on the amount of monthly income that would have been purchased at the correct age and sex.

PARTICIPATING

Your contract is eligible to share in our divisible surplus. We will determine its share and credit it as a dividend at the end of each Contract Year. We do not expect any dividends will be paid under this contract. Dividends, if any, will be paid in cash.

OWNERSHIP

The Owner or Joint Owners are named on the current Date Page. Ownership may be changed as provided below. As Owner or Joint Owners, you may exercise every right and privilege provided by this contract. These rights include the right to receive income payments or to name a payee to receive these payments. The exercise of your rights is subject to the rights of any irrevocable beneficiary. Your rights and privileges end at the Annuitant's death. If Joint Owners are named, both must consent to any exercise of these rights.

CHANGE OF OWNER

You may change your ownership designation at any time. Your request must be in writing. No change is effective without our prior approval. Once approved, the change is effective as of the date you signed the request. We reserve the right to require that you send us this contract so we can record the change.

You may change the Retirement Date any time before a supplementary contract which provides a Benefit Option is issued. The new date must be any Anniversary on or before the Maximum Retirement Date shown on the current Data Page.

Your request must be in writing and have our prior approval. We reserve the right to require that you send us this contract so we can record the change.

ASSIGNMENT

You may assign your contract as collateral for a loan. The assignment must be in writing and filed in our home office. We assume no responsibility for any assignment's validity. An assignment as collateral does not change the Owner, but the rights of beneficiaries, whenever named, become subordinate to those of the assignee. Any amount paid an assignee will be treated as a partial surrender and will be paid in one sum.

STATEMENTS OF VALUE

We will mail you statements of your current Accumulated Value at least once each year until your contract is applied under a Benefit Option or surrendered in full. This will include current statements of the number of Units credited to a Separate Account Division and the dollar value of a Unit. We will mail the statements to your last post office address known to us.

                                ENDORSEMENTS

     FLEXIBLE VARIABLE ANNUITY CONTRACT. Income payable starting on Retirement Date, or death benefit if Annuitant or Owner dies before Retirement Date. Benefits based on the performance of the Separate Account are variable and not guaranteed as to dollar amount. PARTICIPATING.